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           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549


                         FORM S-8
                  REGISTRATION STATEMENT
                           UNDER
                THE SECURITIES ACT OF 1933


                  Ameritech Corporation

     A Delaware                      I.R.S. Employer
     Corporation                     No. 36-3251481

                 30 South Wacker Drive
                 Chicago, Illinois 60606
             Telephone Number 1-800-257-0902

             Ameritech Success Sharing Plan

                    Agent for Service
       Richard M. Pehlke, Vice President and Treasurer
                  Ameritech Corporation
       30 South Wacker Drive, Chicago, Illinois 60606
             Telephone Number (312) 750-5331


        Please send copies of all communications to:

                Bruce B. Howat, Secretary
                  Ameritech Corporation
       30 South Wacker Drive, Chicago, Illinois 60606
             Telephone Number (312) 750-5445


             CALCULATION OF REGISTRATION FEE

Title of            Amount to           Proposed maximum
securities to       be registered       offering price per
registered                              share

Common Stock        6,000,000           $63 5/8 (2)
$1 par value        shares (1)
___________________________________________________________

Proposed Maximum    Amount of
aggregate offering  registration fee
price

$381,750,000        $131,637.93

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(1) Represents the estimated number of shares that may be issued under the Plan.

(2) The registration fee was based on the average of the high and low prices of the Common Stock on the New York Stock Exchange - Composite Transactions on February 8, 1996.

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PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by Ameritech Corporation ("Ameritech") with the Securities and Exchange Commission ("SEC")
(File No. 1-8612) and are incorporated herein by reference:

(1)  Ameritech's Annual Report on Form 10-K for the year ended
December 31, 1994.

(2) Ameritech's Quarterly Report on Form 10-Q for the quarters ended September 30, 1995, June 30, 1995 and March 31, 1995.

(3) Ameritech's Current Reports on Form 8-K dated January 18, 1995, March 28, 1995, April 19, 1995, July 20, 1995, October 16, 1995,
December 14, 1995 and January 16, 1996.

(4) The description of Ameritech's Common Stock contained in Ameritech's Form 10 Registration Statement filed under the Exchange Act on November 16, 1983, as updated by the description of the amendments to Ameritech's Certificate of Incorporation increasing the authorized common stock contained in Ameritech's Notice of 1987 Annual Meeting and Proxy Statement dated March 2, 1987, and
Notice of 1989 Annual Meeting and Proxy Statement, dated March 1,
1989.

(5) The description of the dividend distribution of one contingent Preference Stock Purchase Right for each outstanding share of Common Stock to stockholders of record at the close of business on December 30, 1988, contained in Ameritech's Current Report on Form 8-K filed on December 21, 1988.

     All documents subsequently filed by Ameritech pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been unissued or which deregisters all securities then remaining unissued, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interests of Named Experts and Counsel.

The financial statements and financial statement schedule of Ameritech and its subsidiaries included (or incorporated by reference) in

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Ameritech's Annual Report on Form 10-K for the year ended December 31,
1994 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in the reports of such firm. Reference is made to said report, which includes an explanatory paragraph with respect to (1) discontinuing the application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," in 1994, as discussed in Note 2 to the consolidated financial statements and (2) a change in the method of accounting for certain postretirement and postemployment benefits in 1992, as discussed in Note 6 to the consolidated financial statements. The financial statements and financial statement schedule referred to above are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

Bruce B. Howat, Counsel and Secretary of Ameritech, has passed upon the legality of the securities being offered pursuant to the Plan. At the time of the filing of this registration statement, Mr. Howat owned beneficially and had options to acquire shares of the common stock of Ameritech which in the aggregate constituted less than .01% of the total issued and outstanding shares of the common stock of Ameritech.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation and the By-Laws of Ameritech provide for indemnification of officers, directors and employees of Ameritech in certain circumstances.

Article Seventh of the Certificate of Incorporation of Ameritech provides that Ameritech shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Ameritech), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, Ameritech, against any liability or expense actually and reasonably incurred by such person in respect thereof.

Article VI of the By-Laws of Ameritech provides that Ameritech shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that he (i) is or was a director, officer, employee or agent of Ameritech, or (ii) is or was serving at the request of Ameritech as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ameritech and, with respect to any criminal

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action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Furthermore, Ameritech shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ameritech to procure a judgment in its favor by reason of the fact that he (i) is or was a director, officer, employee or agent of Ameritech, or (ii) is or was serving at the request of Ameritech as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ameritech and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Ameritech unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Twelfth of the Certificate of Incorporation of Ameritech provides that directors of Ameritech shall have no personal liability to Ameritech or its stockholders for monetary damages for breach of fiduciary duty as director, except (i) for any breach of a director's duty of loyalty to Ameritech or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

AT&T Corp. ("AT&T") has agreed to indemnify and hold harmless any director or officer of a regional holding company (including Ameritech) or any Bell operating company, or any AT&T officer who has been designated to act on behalf of a regional holding company who is made, or threatened to be made, a party to an action or proceeding because of such officer's or director's involvement in the implementation of the Modification of Final Judgment or Plan of Reorganization against judgments, amounts paid in settlement, and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding or an appeal therein, to the extent permitted by applicable law, where such officer or director cannot legally be indemnified by the regional holding company or any Bell operating company on whose behalf he acted, and to the extent such officer or director is not reimbursed by the Bell System Officers and Directors Liability Insurance or other insurance obtained by the regional holding company or Bell Communications Research, Inc.

The directors and officers of Ameritech are covered by insurance policies indemnifying them against certain liabilities, including

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certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the registrant.

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Item 8.  Exhibits.

Exhibits identified in parenthesis below, on file with the SEC, are incorporated herein by reference as exhibits hereto.

     Exhibit
     Number

     4a   Certificate of Incorporation of Ameritech as amended on
April 26, 1991 (Exhibit 3a to Form 10-K for 1991, File No. 1-8612).

     4b   Rights Agreement, dated as of December 12, 1988, between
Ameritech and American Transtech Inc., as Rights Agent (Exhibit 1 to Form 8-A, dated December 29, 1988, File No. 1-8612).

     5    Opinion of Bruce B. Howat, Counsel and Secretary of
Ameritech, as to the legality of the securities to be issued.

     23a Consent of Arthur Andersen LLP, independent public accountants

     23b  Consent of Bruce B. Howat, Counsel and Secretary of
Ameritech, is contained in the opinion of counsel filed as Exhibit 5.

     24   Powers of Attorney executed by the officers and directors
who signed this registration statement.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

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(2)  That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                         SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 9th day of February, 1996.

                              AMERITECH CORPORATION

                              By  /s/ Richard W. Pehlke
                              (Richard W. Pehlke,
                              Vice President and Treasurer)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


Principal Executive Officer:
R. C. Notebaert
Chairman and
Chief Executive Officer

Principal Financial Officer:
O. G. Shaffer
Executive Vice President and
Chief Financial Officer

Principal Accounting Officer:
B. F. Elliott                      By /s/ Richard W. Pehlke
Vice President and                (Richard W. Pehlke,
Comptroller                        as Attorney-in-fact)

Directors:
                                   February 9, 1996
D. C. Clark
H. H. Gray
J. A. Henderson
S. B. Lubar
A. C. Martinez
J. B. McCoy
N. C. Notebaert